Exhibit 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-66352, No. 333-37665, No. 333-134058 and No. 120563) of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of United Stationers Inc., United Stationers Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Stationers Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Chicago, Illinois February 28, 2007